EXHIBIT F-1


                                SCANA Corporation
                                1426 Main Street
                         Columbia, South Carolina 29201


                                                                December 1, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  SCANA Corporation
               SEC File Number File No. 70-9533

Ladies and Gentlemen:

     I refer to the Application/Declaration on Form U-1 (File No. 70-9533), as amended (the "Application/Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly by SCANA Corporation ("SCANA") and its subsidiary companies, South Carolina Electric and Gas Company ("SCE&G"), South Carolina Generating Company, Inc. ("GENCO"), Public Service Company of North Carolina, Incorporated ("PSNC" and together with SCE&G and GENCO, the "Utility Subsidiaries"), South Carolina Fuel Company, Inc., South Carolina Pipeline Corporation, SCANA Energy Marketing Inc., SCANA Communications, Inc., Servicecare Inc., Primesouth, Inc., SCANA Resources Development Corporation, SCANA Petroleum Resources, Inc. and SCANA Service Company ("SCANA Service"), Sonat Public Service Company LLC, Clean Energy Enterprises, Cardinal Pipeline Company, LLC, Pine Needle LNG Company, LLC, PSNC Blue Ridge Corporation, PSNC Cardinal Pipeline Company and PSNC Production Corporation (the "Non-Utility Subsidiaries" and together with the Utility Subsidiaries, the "Subsidiaries"), with the Securities and Exchange Commission (the "Commission") with respect to the proposed transactions described therein (the "Proposed Transactions"). The authorization requested in the Application/Declaration relates to (i) (a) external issuances by SCANA of common stock, long-term debt, short-term debt, and other securities for cash, (b) the entering into by SCANA of transactions to manage interest rate risk ("hedging transactions"); (ii) issuances of debt securities (including commercial paper) and the entering into of hedging transactions by the Utility Subsidiaries to the extent not exempt pursuant to Rule 52; (iii) issuances by Non-Utility Subsidiaries of debt securities which are not exempt pursuant to Rule 52; (iv) the establishment of a utility money pool (the "Utility Money Pool") and a non-utility money pool (the "Non- Utility Money Pool") and the operation of the Utility Money Pool; (v) the issuance of intra-

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system  guarantees by SCANA on behalf of the  Subsidiaries;  (vi) the ability of wholly owned Subsidiaries to alter their capital stock, subject, in the case of Utility Subsidiaries, to the approval of a state utility commission in a state where the utility is incorporated and doing business; (vii) the ability of PSNC and its Subsidiaries to pay dividends out of capital or unearned surplus; and
(viii) the formation of financing  entities and the issuance by such entities of
securities   otherwise  authorized  to  be  issued  and  sold  pursuant  to  the
Application/Declaration or pursuant to applicable exemptions under the Act, including intra-system guarantees of such securities and the retention of existing financing entities, (c) (i) the designation of SCANA Service as a subsidiary service company in accordance with the provisions of Rule 88 of the Act and (ii) the Service Agreement as a basis for SCANA Service to comply with
Section 13 of the Act and the Commission's rules thereunder, and (d) the approval of an agreement for the allocation of consolidated tax among SCANA and the Subsidiaries.

     I am General Counsel of SCANA and, as such, I am familiar with the corporate proceedings taken by SCANA in connection with the Proposed
Transactions. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of SCANA and its Subsidiaries and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such latter documents.

     The opinions expressed below with respect of the Proposed Transactions are subject to the following additional assumptions and conditions:

     (a) Any regulatory approvals required with respect to the Proposed Transactions shall have been obtained and remain in full force and effect.

     (b) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the applicable governing corporate documents and applicable state laws and by the Board of Directors of SCANA or of the appropriate Subsidiary, as the case may be.

     (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application/Declaration granting and permitting the Application/Declaration to become effective under the Act and the rules and regulations thereunder, and the Proposed Transactions shall have been consummated in accordance with the Application/Declaration.

     (d) Registration statements with respect to the shares of SCANA common stock to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect

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thereon; and the issuance of shares of SCANA common stock in connection with the
Proposed Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (f) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     Based on the foregoing I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application/Declaration:

          1. All state laws applicable to the Proposed Transactions will have been complied with; however, we express no opinion as to the need to comply with state blue sky laws;

          2. SCANA and each of the Subsidiaries will be validly existing as corporations under the laws of their respective states of incorporation;

          3. The equity securities to be issued by SCANA in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable articles of incorporation and related documents which define such rights and privileges;

          4. The various debt instruments and guarantees to be issued by SCANA and certain of the Subsidiaries as part of the Proposed Transactions indicated above will be valid and binding obligations of SCANA and such Subsidiaries in accordance with the terms of such instruments and guarantees, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law; and

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     5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by SCANA, the Subsidiaries or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application/Declaration.


                                        Very truly yours,



                                        /s/ H. Thomas Arthur, II, Esq.

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